Exhibit 10.5

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of July 25, 2003, between FindEx.com, Inc., a Nevada corporation (the “Corporation”), and Kirk R. Rowland (“Officer”).

R E C I T A L S

A.	Officer desires to become employed by the Corporation as Chief Financial Officer pursuant to the terms and conditions set forth in this Agreement.

B.	The Corporation desires to employ Officer in such capacity pursuant to the terms and conditions set forth in this Agreement.

        THE PARTIES AGREE AS FOLLOWS:

          1.        Duties. During the term of this Agreement, Officer agrees to be employed by and to serve the Corporation as Chief Financial Officer, and the Corporation agrees to employ and retain Officer in such capacity. Officer shall devote his best efforts and all of his business time, energy, and skill to the affairs of the Corporation; provided, however, that Officer may undertake such specific additional charitable and business activities, if any, as the Board of Directors of the Corporation may reasonably approve (including, without limitation, activities for affiliates of the Corporation). In the performance of his duties hereunder, Officer shall at all times be subject to the directions of the Board of Directors of the Corporation.

          2.        Term of Employment.

2.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Gross Revenues” shall mean all revenues of the Corporation, other than investment income, calculated in accordance with generally accepted accounting principles.

(b)	“Net Income” shall mean the net income of the Corporation, calculated in accordance with generally accepted accounting principles, after payment of taxes by the Corporation all as determined by the independent auditors retained by the Corporation.

(c)	“Termination for Cause” shall mean termination by the Corporation of Officer’s employment for reason of (i) Officer’s willful and persistent inattention to his duties and/or acts amounting to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation, (ii) Officer’s willful breach of any term or provision of this Agreement; or (iii) the commission by Officer of any Act or any failure by Officer to act involving serious criminal conduct or moral turpitude, whether or not directly relating to the business and affairs of the Corporation.

(d)	“Termination other than for Cause” shall mean termination by the Corporation of Officer’s employment other than a Termination for Cause.

(e)	“Voluntary Termination” shall mean termination by Officer of Officer’s employment by the Corporation and shall exclude termination by reason of Officer’s death or disability as described in Sections 2.5 and 2.6.

2.2 Basic Term. The term of employment of Officer by the Corporation shall terminate, unless extended by mutual written agreement of Officer and the Corporation, or unless earlier terminated in accordance with this Agreement two years from the date hereof.

2.3 Termination for Cause. Termination for Cause may be effected by the Corporation at any time during the term of this Agreement and shall be effected by written notification to Officer. Upon Termination for Cause, Officer shall be immediately paid all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses as provided in this Agreement and vacation pay, through the date of termination, but Officer shall not be paid any other compensation of any kind, including without limitation, severance compensation.

2.4 Termination Other than for Cause. Notwithstanding anything else in this Agreement, the Corporation may effect a Termination other than for Cause at any time upon giving notice to Officer and tendering immediately therewith all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan) reimbursements for certain expenses as provided in this Agreement and vacation pay, through the date of termination in addition, in the event of a Termination other than for cause, the Corporation shall pay Officer severance compensation as provided in Section 4. Officer shall be entitled to no other compensation of any kind.

2.5 Termination by Reason of Disability. In the event that Officer should, in the reasonable judgment of the Board of Directors of the Corporation, fail to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity shall continue for a period of more than three months, the Corporation shall have the right to terminate Officer’s employment hereunder by written notification to Officer and payment to Officer of all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses as provided in this Agreement and vacation pay. In addition, in the event of a termination for the disability of Officer, the Corporation shall pay to Officer severance compensation as provided in Section 4 until the later to occur of (i) one year, or (ii) the expiration of Officer’s employment as provided in section 2.2 of this Agreement. Officer shall be entitled to no other compensation of any kind.

2.6 Death. In the event of Officer’s death during the term of this Agreement, Officer’s employment shall be deemed to have terminated as of the last day of the month during which his death occurred, and the Corporation shall pay to his estate accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses as provided in this Agreement and vacation day, through the date of termination. In addition, in the event of termination for reason of the death of Officer, the Corporation shall pay to Officer’s spouse, if she survives him, or, if Officer is not married on the date of his death, then to his estate, severance compensation as provided in section 4 until the earliest of (i) the expiration of one year from the date of Officer’s death, or (ii) if Officer is married on the date of his death, the date of death of such spouse, or (iii) the expiration of Officer’s employment as provided in Section 2.2 of this Agreement. Officer’s estate or spouse shall be entitled to no other compensation of any kind.

2.7 Voluntary Termination. In the event of a Voluntary Termination, the Corporation shall immediately pay all accrued salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expense as provided in this Agreement and vacation day, through the date of termination, but no other compensation of any kind, including without limitation severance pay.

          3.        Salary and Benefits.

3.1 Base Salary. As payment for the services to be rendered by Officer as provided in Section 1, and subject to the terms and conditions of Section 2, the Corporation agrees to pay Officer a base annual salary of not less than $110,000.00 beginning January 1, 2004 payable on every other Friday or in such other periodic installments as the Board of Directors of the Corporation may establish from time to time for senior management, until, until the first anniversary of the effective date of this Agreement. The base salary payable to Officer for each remaining year of the term of this Agreement following the first anniversary of the effective date of this Agreement shall be established on an annual basis by the Board of Directors of the Corporation.

3.2 Bonuses. In addition to the base salary payable pursuant to Section 3.1, during the Corporation’s first fiscal year, the Corporation shall pay Officer a bonus, equal to 1% of the Corporation’s Net Income, which bonus shall be payable within thirty (30) days of the end of each fiscal quarter. Officer shall be entitled to draw a monthly amount on account of his share of net profits up to a maximum of $250.00 semimonthly. Payments to Officer shall be adjusted on a quarterly basis, using the quarterly estimates and year-end statement to determine the amount of compensation due, all payments to be made within thirty business days after the issuance of the estimate or year end-statement. In no event shall the annual bonus based upon Net Income, exceed $100,000. The amount and terms of the bonus, if any, payable to Officer during each remaining fiscal year of the term of this Agreement shall be annually established by the Board of Directors of the Corporation.

3.3 Employee Benefit Plans. Officer shall be eligible to participate in such of the Corporations’ benefit plans as may be established by the Board of Directors of the Corporation and made generally available of the Corporation (including without limitation any plans and programs of affiliates of the Corporation in which the Corporation has elected to participate), including any retirement, profit sharing, deferred compensation, stock option, medical, dental, and health insurance plans.

3.4 Vacations and Business Expenses. Officer will be entitled to vacation periods each year similar to those taken by the corporation’s other key Officers up to four (4) weeks. Officer will also be entitled to reimbursement for his reasonable business expenses incurred in connection with the performance of his duties hereunder commencing on the effective date hereof, including expenditures for entertainment, gifts and travel, provided that (a) each such expenditure is of a nature qualifying it as a prior deduction on the federal and state income tax returns of the corporation and (b) Officer furnishes to the corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

3.5 Deferred Compensation. Any reduction in the first year base salary, bonus, benefits, vacation, expense, or tax reimbursement shall, nonetheless, be carried forward as deferred compensation or reimbursement and be payable in cash in full upon termination of the Officer’s employment, without regard to the reason for such termination.

3.6 Indemnification. The Corporation will indemnify and hold harmless the Officer in connection with the defense of any action, suit or proceeding to which he is a party or threat thereof, by reason of his being or having been an Officer or director of the Corporation to the fullest extent that may be permitted by applicable law.

          4.        Severance Compensation.

4.1 Termination other than for Cause. In the event Officer’s employment is terminated in a termination other than for Cause, Officer shall be paid concurrently with the notice of termination a severance pay an amount equal to his then base salary until the later to occur of (i) the expiration of the term of this Agreement as set forth in Section 2.2 or (ii) one year.

4.2 Other Termination. In the event of a Voluntary Termination or Termination for Cause, Officer or his estate shall not be paid any severance pay.

          5.        Non-competition.

5.1 During the Term of Employment. During the term of his employment under this Agreement, Officer shall not directly or indirectly, as an owner, partner, shareholder, employee, consultant, or in any similar manner, engage in any activity competitive with or adverse to the business in which the Corporation is engaged at the time. Notwithstanding the foregoing, Officer shall be free, without the Corporation’s consent, to purchase or hold as an investment or otherwise, up to one percent of the outstanding stock or other securities of any corporation which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market or, one percent of the stock or other securities of any privately held corporation that might be in competition with the corporation.

5.2 After Termination. In the event of a Voluntary Termination or Termination for Cause, Officer covenants that he shall not for one year following such termination directly or indirectly as an owner, partner, shareholder, employee, consultant, or in any similar manner engage, in competition with the corporation, in the same type of business as the corporation is engaged at the time of the termination, it being understood that the competitive nature of any other ownership, employment, consultation or other activity shall be determined in good faith by the Board of Directors of the Corporation. Notwithstanding the foregoing, the purchase or holding by Officer as an investment or otherwise of up to one percent of the outstanding stock or other securities of any such competitive corporation or business which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market of five percent of the stock of any privately held corporation shall not constitute a breach of the covenant contained in this Section 5.2.

6. Confidentiality. Officer agrees that all confidential and proprietary information (including without limitation any and all information, books, records, and documents relating to the corporation’s operations, customer lists, financial data, any and all reports to the Corporation by Officer during the course of his employment by the Corporation, and any and all information regarding personnel, customers, pricing, terms of sale, research and development, or otherwise relating to the business of the corporation) relating to the business or operations of the Corporation or off its affiliates, shall be kept and treated as confidential both during and after the term of this Agreement, provided that Officer shall not incur any liability for disclosure of information which (a) was permitted in writing by the Corporation’s Board of Directors, or (b) is within the public domain or comes within the public domain without any breach of this Agreement. All notes, memoranda, reports, drawings, blueprints, manuals, computer programs, records, materials, data and other papers of every kind which were in or shall come into Officer’s possession at any time during Officer’s employment by the Corporation relating to any such confidential and proprietary information shall be the sole and exclusive property of the Corporation. This property shall be surrendered to the Corporation upon termination of the employment period or upon request by the corporation at any other time either before or after such termination, and Officer agrees not to retain any copies, notes or excerpts thereof.

7. Copyright. Officer agrees that, except as provided in the preceding sentence, any and all writings produced at any time during the term hereof by Officer as a part of the performance of his duties hereunder are and will be the sole property of the Corporation, and that the Corporation will have the exclusive right to copyright such writings in any country.

          8.       Miscellaneous.

8.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

8.2 Entire Agreement; Modifications. Except as otherwise provided this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, writer or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Officer from the Corporation. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

8.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or given by telegraph or facsimile transmission or first class mail and shall be deemed to have been duly given when personally delivered or seven days after mailing or one day after facsimile or telegraph transmission to the respective persons named below:

If to the Corporation: If to the Officer:	FindEx.com, Inc. 11204 Davenport Street, Suite 100 Omaha, NE 68154 Kirk R. Rowland

Any party may change its address for notices by notice duly pursuant to this Section 8.3.

8.4 Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

8.5 Governing Law; Consent to Jurisdiction. Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska. Officer and Corporation each agree that service upon them in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 8.3.

8.6 Injunctive Relief. The parties acknowledge and agree that the extent of damages to the Corporation in the event of a breach of Sections 5, 6 or 7 of this Agreement would be difficult or impossible to ascertain and that there is and will be available to the Corporation no adequate remedy at law in the event of any such breach. Accordingly, Officer agrees that, in the event of such breach, the Corporation shall be entitled to enforce such sections by injunctive or other equitable relief in addition to any other relief to which the Corporation may be entitled.

8.7 Survival; Non-Assignability. The Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Corporation. In the event any such merger, consolidation, or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving or resulting Corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that, except as herein expressly provided, this Agreement shall not be assignable either by the Corporation (except to an affiliate of the Corporation) or by Officer.

8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

8.9 Severability. If any portion of this Agreement is determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

8.10 Attorneys. In the event legal action in brought to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys fees and related costs.

WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

      OFFICER:

      ______________________
      Kirk R. Rowland

      COMPANY:

      ______________________
      By: John Kuene, Director
      FindEx.com, Inc.
Compensation Committee